Exhibit 10.2
NONCOMPETITION AGREEMENT
     This Noncompetition Agreement (this “Agreement”) is entered into as of this 1st day of November, 2007, (the “Effective Date”) by and between William E. Monast (the “Executive”) and Apria Healthcare Group Inc. (the “Company”).
RECITALS
     WHEREAS, concurrently herewith, the Executive is entering into an Amended and Restated Executive Severance Agreement with the Company to be effective as of the 1st day of November, 2007 (the “Severance Agreement”); and
     WHEREAS, the Executive and the Company hereby intend to enter into certain agreements pertaining to the protection of the Company’s confidential information and its business by causing the Executive to agree to satisfy certain obligations to perform and refrain from performing certain acts prior to and following the termination of the Executive’s employment with the Company, and for the Company to pay consideration to the Executive in exchange for the agreement by the Executive to take and refrain from taking certain actions following such termination of employment.
AGREEMENT
1. Acknowledgements by the Executive. The Executive acknowledges that:
     (a) In carrying out his duties and responsibilities to the Company, the Executive is a member of the Company’s senior executive management and participates in formulating and implementing business plans and policies that are and will continue to be essential to the Company’s competitive success;
     (b) These activities require relationships of trust and confidence between the Executive and the Company’s other officers and the Company’s directors;
     (c) The Executive, in the performance of his duties on behalf of the Company, will have access to, will receive, and will be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursement, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes owned by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be made available to the Executive in confidence;
     (d) The Executive’s employment with a competitor of the Company within a reasonable time following the termination of his employment with the Company would create a substantial likelihood that the Executive would inevitably disclose or use, to the detriment of the Company, such Confidential Information, and that it is essential to the Company’s legitimate business interests and also to free and fair competition in the industry within which the Company does business, to protect the Company’s Confidential Material from disclosure;
     (e) The risk of inevitable disclosure is particularly applicable to any such employment by the Executive in a similar senior position with those competitors of the Company that are similar in operation, service, missions and markets to the Company (“Principal Competitors”), and that as of the date of this Agreement the Principal Competitors are: Lincare Holdings, Inc.; Rotech Healthcare, Inc.; American HomePatient, Inc.; Walgreens Health Initiatives, Inc. (including the former business of Option Care, Inc.); Pacific Pulmonary Services Corporation; LifeCare Solutions, Inc.; and the home healthcare businesses of Air Products & Chemicals, Inc. and Praxair, Inc.; Accredo Health Group, Inc. and Medco Health Solutions, Inc.; Aetna Specialty Pharmacy; the Caremark Pharmacy Services division of CVS Caremark Corporation; Crescent Healthcare, Inc.; Critical Care Systems; Omnicare, Inc.; BioScrip, Inc.; CareCentrix, a wholly-owned subsidiary of Gentiva Health Services, Inc.; ModernHEALTH, Inc. (including the business of BioFusion); Express Scripts, Inc. (including the business of CuraScripts); Florida Infusion Services, Inc.; HCI Specialty Pharmacy, LLC; AmerisourceBergen Specialty Group; McKesson Specialty, a division of McKesson Corporation; the Specialty Pharmaceutical Distribution division of Cardinal Health, Inc.; Ancillary Care Management, Inc.; UnitedHealthcare’s Mail Order Program; any affiliate of the forgoing; and any successor to the assets or business of any of the forgoing.; and
     (f) Following a change in ownership or control of the Company, there is a heightened risk that the Executive’s employment by a Principal Competitor could cause substantial harm to the Company as a result of the inherent instability of any enterprise following a change in ownership or control.
2. Noncompetition Agreement. The Executive hereby acknowledges, represents, warrants and covenants that:
     (a) In order avoid the disclosure by the Executive of the Company’s trade secrets or other Confidential Material to those businesses that could most adversely affect the performance of the Company, the Executive promises and agrees that, during the period of his employment by the Company and, in the event that the Executive’s employment terminates within the period that (i) begins with the first to occur of (1) the initial public announcement of a Change of Control (as defined in the Severance Agreement), or (2) the 90th day preceding a Change of Control and (ii) ends two years following such Change of Control, for a period of one year thereafter (the “Post-Termination Period”), he will not enter business with or work with or for, whether as an employee, consultant or otherwise, any Principal Competitor.
     (b) During the term of his employment and during the Post-Termination Period, the Executive will not influence or attempt to influence customers, patients, or referral sources of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any Principal Competitor.

3. Agreement to Compensate the Executive.
     (a) The parties agree that, in the event that within the period that (i) begins with the first to occur of (1) the initial public announcement of a Change of Control (as defined in the Severance Agreement), or (2) the 90th day preceding a Change of Control and (ii) ends two years following such Change of Control, the Executive’s employment is terminated by the Company for any reason other than disability or Cause (as defined in the Severance Agreement), or in the event that the Executive terminates his employment with the Company with Good Reason (as defined in the Severance Agreement) during said period, the Executive shall be entitled to receive payments that equal $750,000 in the aggregate, it being understood that (A) such payments are intended to compensate the Executive fully for the performance of the covenants of the Executive during the Post-Termination Period provided in Section 2 above, and (B) the Executive is not entitled to receive any payments under this Section 3 in the event the Executive’s employment is terminated other than under one of the circumstances described in this Section 3(a).
     (b) The payment payable to the Executive pursuant to Section 3(a) above shall be divided into thirteen (13) equal installments and paid bi-weekly over the twenty-six (26) week period beginning on the first normal payroll payment date that is six months after the termination of the Executive’s employment with the Company; provided, however, that if any such payment date is not a business day, payment shall be delayed until the next following business day.
     (c) The Executive expressly acknowledges and agrees that his right to continue to receive the payments hereunder is subject to his continued compliance with the restrictive covenants set forth in Section 2 of this Agreement. If the Company determines that the Executive is in violation of any of the restrictive covenants set forth in Section 2 of this Agreement, then the Company, following written notice to the Executive explaining the basis for its decision, may, except as provided in Section 5(a) below, suspend any future payments scheduled to be made pursuant to this Section 3; provided, however, that:
     (i) the burden of proving that the Executive is in violation of any of the restrictive covenants set forth in Section 2 of this Agreement shall be on the Company;
     (ii) the Company shall pay all expenses incurred by the Executive in prosecuting or defending any proceeding pursuant to Section 5(a) hereof with regard to such determination by the Company as they are incurred by the Executive in advance of the final disposition of such proceedings, together with any tax liability incurred by the Executive in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Company is the prevailing party, taking into account all claims made by any such party to such proceeding; and

     (iii) all payments described in Section 3 of this Agreement shall continue to be made or provided on the dates provided herein as if no such violation exists, except in the event a final determination pursuant to the arbitration provisions of Section 5(a) has been rendered and such determination provides that the Executive is, in fact, in violation of any of the restrictive covenants set forth in Section 2 of this Agreement.
In order to implement the principle of this Section 3(c), in the event that an arbitrator determines that the Executive has violated the provisions of Section 2 of this Agreement, the arbitrator may require that the Executive return to the Company any amounts paid to the Executive pursuant to Section 3(c)(iii) following the date of such violation.
     (d) In addition, the Company and the Executive acknowledge and agree that the cessation of payments under this Section 3 shall be the Company’s sole and exclusive remedy of any breach by the Executive of any of the restrictive covenants set forth in Section 2 of this Agreement.
4. Term of the Agreement. This Agreement shall have an initial term (the “Term”) of two years and shall terminate and be of no further force or effect on the second anniversary of the Effective Date; provided, however, that commencing on the second anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company provides the Executive with written notice at least 30 days before the next Extension Date that the Term shall not be so extended. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Change of Control, the Term shall automatically be extended until the latest of (i) the second anniversary of the consummation of the Change of Control or (ii) the expiration of the Post-Termination Period if a termination triggering the payment of the benefits described in Section 3 occurs during the 24-month period following a Change in Control, or (iii) the expiration of all of the Company’s and/or any successor’s obligations under this Agreement..
5. Miscellaneous.
     (a) Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association’s National Rules for Resolution of Employment Disputes as then in effect. Such arbitration shall be conducted in Orange County, California, and the arbitrator shall be a resident of Orange County, California or of a county contiguous to Orange County, California. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of employment termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any arbitration proceeding pertaining to this Agreement shall be consolidated with any arbitration proceeding pertaining to the Severance Agreement. The arbitrator’s order shall specify, based on the outcome of the arbitration, whether the Executive shall repay any of the Executive’s expenses theretofore paid by the Company pursuant to Section 3(c)(ii) of this Agreement. The fees and expenses of the arbitrator and the arbitration shall be borne by the Company.
     (b) Successors.
     (i) This Agreement is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive.
     (ii) This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries and its successors and any successor to the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires either a controlling interest in the voting stock of the Company or substantial portion of or the business of the Company. This Agreement shall be considered to be assigned to any such successor, whether that happens by operation of law, operation of the terms of this Agreement, or otherwise.
     (c) Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
     (d) Modification. This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.
     (e) Severability. The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
     (f) Complete Agreement. This Agreement and the Severance Agreement constitute and contain the entire agreement and final understanding concerning the Executive’s employment with the Company and the other subject matters addressed herein between the parties. This Agreement and the Severance Agreement are intended by the parties as a complete and exclusive statement of the terms of their agreement. They supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement or the Severance Agreement shall not be binding upon or enforceable against either party. This

Agreement, together with the Severance Agreement, constitute a fully integrated agreement.
     (g) Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.
     (h) Construction. In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
     (i) Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by courier, or if mailed by registered or certified mail, postage prepaid, addressed to the Executive his most recent address on record with the Company, or addressed to the Company at 26220 Enterprise Court, Lake Forest, CA 92630, Attention: General Counsel, with a copy to the attention of the Senior Vice President, Human Resources. Either party may change the address at which notice shall be given by written notice given in the above manner.
     (j) Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

APRIA HEALTHCARE GROUP INC.		EXECUTIVE

By	/s/ Lawrence M. Higby	/s/ William E. Monast

	Lawrence M. Higby	William E. Monast
Chief Executive Officer